                                                                   EXHIBIT 10.0


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of May 1, 2002 (the "Effective Date"), by and between Ronald Sharp Elder (the "Executive") and Omega Worldwide, Inc. (the "Company");

                                WITNESSETH THAT:


         WHEREAS, beginning January 2, 2002, the Executive provided services to the Company as a consultant, and the parties have agreed that the Executive's relationship and responsibilities shall be modified as of the Employment Commencement Date, as reflected in this Agreement, pertaining to the employment of the Executive by the Company;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

         1. Performance of Services. The Executive's employment with the Company shall be subject to the following:


(a) Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Executive Officer during the Agreement Term (as defined below), and the Executive hereby agrees to remain in the employ of the Company during the Agreement Term. This Agreement does not constitute a guarantee of continued employment but instead provides for certain rights and benefits for the Executive during his employment, and in the event his employment with the Company terminates under the circumstances described herein.

(b) During the Agreement Term, while he is employed by the Company, the Executive shall be a member of the Board of Directors of the Company (the "Board") and of such Affiliates as the Board may require from time to time. The Executive shall resign without claim for compensation from office as a director of any such Affiliates (excluding the Company prior to the Executive's Date of Termination) at any time on request by the Company, which resignation shall not effect the continuance in any way of this Agreement unless such request constitutes Constructive Discharge pursuant to paragraph 3(d).

(c) During the Agreement Term, while the Executive is employed by the Company, the Executive shall devote his full time, energies and talents to serving as its Chief Executive Officer and use his reasonable endeavors to promote and protect the interests of the Company and its Affiliates. The Executive's principal place of work shall be the offices of the Company in the London, England metropolitan area. The Executive may be required to travel both inside and outside the UK on the business of the Company or the Affiliates.

(d) The Executive agrees that he shall perform his duties faithfully and efficiently and in accordance with the directions of the Board. The Executive's duties may include providing services for both the Company and the Affiliates (as defined below), as determined by the Board; provided that the Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Chief Executive Officer. The Executive shall report to the Board and shall have such authority, power, responsibilities and duties as are assigned to him by the Board or are inherent in his positions (and the undertakings applicable to his positions) and necessary to carry out his responsibilities and the duties required of him hereunder.

(e) Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar types of activities, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Company or any Affiliate; provided, however, that the Executive shall not serve on the board of any business, hold any other position with any business, or otherwise engage in any business activity, without the prior written consent of the Board.

(f) Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Incapacitated. The Executive shall be considered "Incapacitated" during any period in which he is prevented by ill health or accident, after reasonable accommodation, from performing his duties under this Agreement. In the event of a dispute as to whether the Executive is Incapacitated or Permanently Incapacitated, the Company may refer the same to a licensed practicing physician of the Company's choice, and the Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. During the period in which the Executive is Incapacitated, the Company may appoint a temporary replacement to assume the Executive's responsibilities.

(g) The "Agreement Term" shall be the period beginning on February 10, 2002 (the "Employment Commencement Date") and ending on December 31, 2003. Thereafter, as of the date the Agreement Term (as it may be extended from time to time under this paragraph) would otherwise end, the Agreement Term will be automatically extended for 12 months, unless one party to this Agreement provides notice of non-renewal to the other at least 90 days before the day that would be the last day of the Agreement Term in the absence of such renewal.

(h) For purposes of this Agreement, the term "Affiliate" means a company which is the Company's subsidiary, subsidiary undertaking or holding company, or a company which is a subsidiary or subsidiary undertaking of that holding company. In this Agreement, where the context admits, words and phrases, the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985, shall be construed as having the meanings so attributed to them.

         2. Compensation. Subject to the terms of this Agreement, during the Agreement Term, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a) Salary. The Executive shall receive, for the period beginning on the Employment Commencement Date and ending on December 31, 2002, and for each calendar year thereafter, in substantially equal monthly or more frequent installments, a base salary at an annual rate of not less than (pound) 300,000 (the "Salary") (less such deductions as the Company may be obliged to deduct in respect of tax and national insurance contributions) which shall be deemed to accrue from day to day. Such salary shall include any director's fees payable to the Executive. The Executive's Salary rate shall be reviewed upwards only by the Board in December of each year during the Agreement Term and thereafter if the Agreement Term is extended, while the Executive is employed by the Company, to determine whether an increase in the amount of Salary is appropriate. In no event shall the Salary of the Executive be reduced to an amount that is less than the amount specified in this paragraph
         (a), or to an amount that is less than the amount that he was previously receiving, except to the extent that in exceptional circumstances reductions of the same percentage are being made at the same time to the salaries of all other Company officers in the corporate office at or above the vice-president level, and such Salary shall be restored to its prior level when, and to the same extent, as the restoration that applies to the other officers.

(b) Initial Bonus. For the period ending June 30, 2002, the Executive may be granted a bonus in such amount, if any, determined by the Board in its absolute discretion, not to exceed (pound) 200,000, based on accomplishment, with respect to the Company, of strategic initiatives, development and employment of capital and resources, market valuation, public image and recognition, as well as financial results and projections in the following categories: earnings, revenue, operating costs, and growth, and such other factors as the Board determines to be pertinent. The Executive's rights in accordance with the foregoing provisions of this paragraph (b) shall be subject to the following:

         (i) The Executive shall be entitled to a bonus under the foregoing provisions of this paragraph (b) of (pound) 100,000 if, while the Executive is employed by the Company and prior to June 30, 2002, the Company enters into a legally binding contract which provides for the sale of substantially all of the stock of the Company or substantially all of the assets of the Company to a party that is not an Affiliate. To the extent this portion of the bonus has been earned in accordance with the preceding sentence, it shall be paid not later than five business days after the Company enters into a legally binding contract that has been approved by the Board.

         (ii) The Executive shall be entitled to the remaining (pound) 100,000 portion of the bonus under this paragraph (b) if the transaction contemplated by the contract described in paragraph (i) above is ultimately consummated either while the Executive is employed by the Company or thereafter. Payment of this portion of the bonus shall be made not later than five business days after the ultimate consummation of the said contract.

         In no event, however, shall the Executive be entitled to an amount that is greater than (pound) 200,000 under this paragraph (b).

(c) Annual Bonus. In addition to eligibility for the bonus described in paragraph (b) above, the Executive shall participate in an annual bonus program. The bonus program shall provide for a maximum bonus amount of 50% of the Executive's annual salary if the maximum goals for the performance period are achieved, and shall provide for an annual bonus amount of not less than 30% of the Executive's annual salary if the target goals for the performance period are achieved. The amount of bonus (if any) shall be determined by the Board in its absolute discretion. The performance goals shall be established by the Board after consultation with the Executive. The first performance period for which the Executive shall be eligible for a bonus under this paragraph
         (c) shall be calendar year 2002.

(d) Options. As soon as practicable after the full execution of this Agreement, the Executive shall be granted a stock option covering 75,000 shares of Company stock, with an option exercise price equal to the fair market value of the Company's stock on the grant date. It is understood by the parties that shares of Company stock reserved under the 1997 Stock Option and Restricted Stock Plan may not be sufficient to permit the Company to fulfill the Company's obligation under the foregoing provisions of this paragraph (d). If the Company is unable, within a reasonable time, to make the grant required under the foregoing provisions of this paragraph (d), the Company shall grant an award (a stock appreciation right) to the Executive which shall provide the value to the Executive that is equivalent to the value that would otherwise be provided to the Executive by the Options required under the foregoing provisions of this paragraph (d). If an equivalent award is made in accordance with the preceding sentence, such award shall provide the value that would have been provided under the Options if the Options had been granted as of April 15, 2002. For years after 2002, the Executive shall be granted stock options at such times as options are granted to the Company's other senior executives in the corporate office at or above the vice-president level. Stock option grants shall be subject to such terms, and shall cover a number of shares, as are comparable to the terms of, and number of shares covered by options granted to the Company's other senior executives in the corporate office at or above the vice-president level from time to time, with the number of shares to be adjusted in a manner that reflects the Executive's position compared with others receiving option grants.

(e) Expenses. The Executive is authorized to incur reasonable expenses for entertainment, traveling, meals, lodging and similar items in promoting the Company's business. The Company will reimburse the Executive for all reasonable expenses so incurred, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f) Automobile. The Company shall pay the Executive a car allowance of (pound) 22,000 per year (less such deductions as the Company is obliged to make in respect of tax and national insurance contributions). The Executive shall be responsible for payment of all insurance, maintenance, repair, fuel for personal use, and other costs associated with the ownership and use of the automobile for both personal and business purposes, without further reimbursement by the Company. The allowance under this paragraph (f) shall be paid monthly in the same manner on the salary referred to in paragraph 2(a). Notwithstanding the foregoing provisions of this paragraph (e), the Executive shall also be reimbursed for his actual automobile fuel costs incurred for business purposes.

(g) Vacation. The Executive shall be eligible for 25 days paid vacation per calendar year (in addition to public and bank holidays). In the absence of the Board's agreement, holiday must be taken in the calendar year in which it accrues. Upon the termination of the Executive's employment under this Agreement, the Company shall be entitled to deduct from any sum owed by the Company to the Executive a sum representing over payment of salary in respect of holiday which the Executive has taken in excess of his accrued holiday entitlement as at the date of the termination of his employment and the Executive hereby authorises the Company pursuant to the Employment Rights Act 1996 to make such deduction. Upon the termination of this Agreement, the Executive shall be entitled to a payment in lieu of any untaken outstanding holiday entitlement in the calendar year during which his employment terminates. For the purposes of calculation of holiday entitlement under this paragraph (g), holiday entitlement shall be taken to accrue at the rate of 2 days per completed month in a calendar year and payments in lieu of or deductions in respect of holidays shall be calculated as 1/365th of the Executive's salary for each day's holiday.

(h) Indemnification. If the Executive incurs liability by reason of actions taken by him in good faith on behalf of the Company while he was employed by the Company, or while acting as a director, he shall be indemnified by the Company to the full extent of any liability to the extent permitted by law.

(i) Other Fringe Benefits. Except as otherwise specifically provided to the contrary in this Agreement, the Executive shall be provided with the welfare benefits and other fringe benefits, including private medical insurance, life assurance and permanent health insurance, to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company's other senior management employees. The Executives' entitlement to such benefits shall be subject to the rules of the relevant scheme(s) from time to time. However, the Company shall not be required to provide a benefit under this paragraph (i) if such benefit would duplicate (or otherwise be of the same type as) a benefit specifically required to be provided under another provision of this Agreement. The Executive shall complete all forms and physical examinations, and otherwise take all other similar actions to secure coverage and benefits described in this paragraph 2, to the extent determined to be necessary or appropriate by the Company.

(j) Currency. Except as otherwise indicated in this Agreement, all references in this Agreement to pounds (pound) refer to British pounds sterling.

(k) Consulting Period. The parties to this Agreement agree that the Executive has been fully compensated for the consulting services rendered during the period beginning on January 2, 2002, and ending immediately prior to the Employment Commencement Date, and the

         Executive is entitled to no further compensation for such period, save that work carried out during this period will be considered by the Board in determining the amount of bonus (if any) to be paid under paragraph 2(c).

(l) Sick Pay. Subject to paragraph 2(m), when the Executive is absent from work and unable to perform his duties under this Agreement satisfactorily by reason of any injury, illness or other reason satisfactory to the Company, he shall be entitled to receive his salary and other benefits for up to 60 working days during any such absence in any period of 12 consecutive months.

(m) Sick Pay Conditions. Once the Executive has been absent for a total of 60 working days in any period of 12 consecutive months, the Executive shall have no entitlement to salary or any other benefits provided under this Agreement until after the Executive has returned to work and remained at work for 1 month. Once the Executive has exhausted his entitlement to salary and other benefits under paragraph 2(l), the Executive shall receive such benefits (if any) as are available to the Executive under the provisions from time to time in force of any permanent health insurance scheme of the Company or, if no such benefits are available, he shall receive such sum or sums as the Board may, in its absolute discretion, decide. Any salary payable pursuant to paragraph 2(l) shall be adjusted by the amount of any benefit or statutory sick pay to which the Executive may be entitled during the period of such inability under any national insurance scheme or statutory sick pay scheme for the time being in force.

(n) The Company will reimburse the Executive for the reasonable attorney fees incurred in connection with the negotiation of this Agreement, not to exceed (pound) 9,500 (plus VAT).

         3. Termination. The Executive's employment with the Company during the Agreement Term may be terminated by the Company or the Executive without any breach of this Agreement only under the circumstances described in paragraphs 3(a) through 3(f):

(a) Death. The Executive's employment hereunder will terminate upon his death.

(b) Permanent Disability. The Executive shall be considered "Permanently Incapacitated" during any period in which he is considered to have a "disability" under the long-term disability plan, policy, or arrangement maintained by the Company for the Executive. The Company may terminate the Executive's employment with immediate effect when the Executive becomes entitled to receive payments pursuant to the permanent health insurance policy referred to under paragraph 2(i) (or other comparable plan or arrangement maintained for the benefit of the Executive).

(c) Cause. The Company may terminate the Executive's employment hereunder at any time for Cause. For purposes of this Agreement, the term "Cause" shall mean:

         (i) the continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive's being Incapacitated), within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

         (ii) the commission by the Executive of any serious or repeated or continual breach of any of his obligations under this Agreement;

         (iii) the engaging by the Executive in conduct which is materially prejudicial to the Company or the Affiliates, monetarily or otherwise; or

         (iv) the engaging by the Executive in serious misconduct or the conviction of the Executive of any criminal offence to the extent that, in the reasonable judgment of the Company's Board, the Executive's credibility and reputation no longer conform to the standard of the Company's executives;

         (v) the making of a bankruptcy order against the Executive or if he makes any arrangement or composition with his creditors or has an interim order made against him pursuant to section 252 of the Insolvency Act 1986;

         (vi) the Executive becoming of unsound mind or a patient for the purpose of any statute relating to mental health;

         (vii) the conviction of the Executive of any offence under any present or future statutory enactment or regulation relating to insider dealings; or

         (viii) the Executive becoming prohibited by law from being a director.

(d) Constructive Discharge. Prior to the Executive making a claim for constructive discharge against the Company, he shall give the Company such reasonable time as is in the circumstances appropriate by way of written notice to remedy any complaint he may have. Should the Company fail to address his complaints or address them inadequately, then the Executive may in such circumstances resign without notice. Events giving rise to a claim for constructive discharge shall be the occurrence of any of the following circumstances.

         (i) the failure of the Board to re-elect the Executive to the position of Chief Executive Officer or a failure to re-elect the Executive to the Board (provided that a failure to be reelected to the Board shall not be a basis for Constructive Discharge if, as soon as reasonably practicable, but in no event more than 30 days, after the failure of such reelection, the Executive is reelected or appointed to the Board);

         (ii) the assignment to the Executive of duties or work responsibilities which are inconsistent with his title, position, authority or responsibility;

         (iii) a change in the Executive's reporting relationship so that he no longer reports directly to the Board;

         (iv) the relocation of the Company's headquarters or the primary place at which the Executive is to perform his duties to a location more than fifty (50) miles from the location at which the Executive previously performed his duties;

         (v) the occurrence of a complete liquidation or dissolution of the Company; or

         (vi) any other material breach of this Agreement by the Company

(e) Termination by Executive. The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written Notice of Termination (as defined in paragraph 3(g)), which Notice of Termination shall be effective not less than 60 days after it is given to the Company, provided that nothing in this Agreement shall require the Executive to specify a reason for any such termination. However, to the extent that the procedures specified in paragraph 3(d) are required, the procedures of this paragraph 3(e) may not be used in lieu of the procedures required under paragraph 3(d).

(f) Termination by Company. The Company may terminate the Executive's employment hereunder at any time for any reason, by giving the Executive prior written Notice of Termination, which Notice of Termination shall be effective immediately, or such later time as is specified in such notice. The Company shall not be required to specify a reason for the termination under this paragraph 3(f), provided that termination of the Executive's employment by the Company shall be deemed to have occurred under this paragraph (f) only if it is not for reasons described in paragraph 3(b), 3(c), 3(d), or 3(e). Notwithstanding the foregoing provisions of this paragraph (f), if the Executive's employment is terminated by the Company in accordance with this paragraph (f), and within a reasonable time period thereafter, it is determined by the Board that circumstances existed which would have constituted a basis for termination of the Executive's employment for Cause in accordance with paragraph 3(c) (disregarding circumstances which could have been remedied if notice had been given in accordance with paragraph 3(c)(i)), the Executive's employment will be deemed to have been terminated for Cause in accordance with paragraph 3(c).

(g) Notice of Termination. Any termination of the Executive's employment by the Company or the Executive (other than a termination pursuant to paragraph 3(a)) must be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a dated notice which indicates the Date of Termination (not earlier than the date on which the notice is provided), and which indicates the specific termination provision in this Agreement relied on and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(h) Date of Termination. "Date of Termination" means the last day the Executive is employed by the Company (including any successor to the Company as determined in accordance with paragraph 18). If the Executive becomes employed by the entity into which the Company is merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Executive shall not be treated as having terminated employment for purposes of this Agreement until such time as the Executive terminates employment with the successor (including, without limitation, the merged entity or purchaser). If the Executive is transferred to employment with the Company (including a successor to the Company) or an Affiliate, such transfer shall not constitute a termination of employment for purposes of this Agreement.

(i) Effect of Termination. If, on the Date of Termination, the Executive is a member of the Board of Directors of the Company or any of the Affiliates, or holds any other position with the Company and the Affiliates, the Executive shall resign from all such positions as of the Date of Termination. Should the Executive fail to resign from the office as a director or from any other office in accordance with this paragraph (i), the Company is hereby irrevocably authorised to appoint a person in his name and on his behalf to execute any documents and to do all things required to give effect to such resignation.

(j) Intervening Termination Event. If, prior to the scheduled date of the Executive's termination of employment pursuant to the originally filed Notice of Termination (the "Original Notice of Termination"), the Executive's termination of employment occurs under circumstances described in another provision of paragraph 3, then, for purposes of this Agreement, the Date of Termination shall not be deemed to have occurred by reason of Original Notice of Termination, but by reason of the subsequent event resulting in employment termination.

         4. Rights Upon Termination. The Executive's right to payment and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a) General. If the Executive's Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

         (i) The Executive's Salary for the period ending on the Date of Termination.

         (ii) Payment for unused vacation days, as determined in accordance with Company policy as in effect from time to time.

         (iii) If the Date of Termination occurs after the end of a performance period and prior to payment of the bonus or bonuses (as described in paragraph 2(b) and 2(c)) for the period, the Executive shall be paid such bonus amount, if any, at the regularly scheduled time.

         (iv) Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements established or adopted by the Company (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive's employment by the Company or the Executive's service as an officer or member of the Board of Directors of the Company), to the extent such amounts are due from the

         Company in accordance with the terms of such plans or arrangements and accrued as at the Date of the Termination.

         Except as may otherwise be expressly provided to the contrary in this Agreement, the Company shall be under no obligation to continue this Agreement and the Executive's employment hereunder so as not to disentitle him from receiving any benefits under this Agreement and nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company for purposes of any employee benefit plan or arrangement following the Executive's Date of Termination.

(b) Resignation and Termination for Cause. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive's termination for Cause), then, except as otherwise expressly provided in this Agreement or otherwise agreed in writing between the Executive and the Company, the following paragraphs (I) and (II) shall apply in addition to the amounts payable in accordance with paragraph 4(a):

         (I) To the extent that a bonus amount is payable in accordance with paragraph 2(b)(i) or 2(b)(ii), such payment shall be in the amounts and at the times set forth in those paragraphs. Except to the extent that a bonus is payable in accordance with paragraph 2(b)(i) or 2(b)(ii), no bonus shall be paid in accordance with paragraph 2(b).

         (II) The Executive shall not be entitled to the bonus amounts described in paragraph 2(c) for the performance period in which the Date of Termination occurs, or for subsequent performance periods.

         If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(e) (relating to the Executive's resignation), then the following paragraphs (i) and (ii) shall apply in addition to the amounts payable in accordance with paragraph 4(a):

         (i) The Executive shall be eligible to receive payment of a bonus under paragraph 2(b) in accordance with such paragraph. To the extent that such bonus amount is payable in accordance with paragraph 2(b)(i) or 2(b)(ii), such payment shall be in the amounts and at the times set forth in those paragraphs. To the extent that such bonus is payable under paragraph 2(b) other than in accordance with paragraph 2(b)(i) or 2(b)(ii), any such bonus shall be subject to a pro-rata reduction for the portion of the performance period (January 1, 2002 through June 30, 2002) following the Date of Termination.

         (ii) If the Executive's Date of Termination occurs after June 30, 2002, the Executive shall be eligible to receive payment of the bonus under paragraph 2(c) for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan, subject to a pro-rata reduction for the portion of the performance period following the Date of Termination. If the Executive's Date of

         Termination occurs on or before June 30, 2002, the Executive shall not be entitled to any bonus payments under paragraph 2(c).

         If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(c) (relating to the Executive's termination for Cause), or paragraph 3(e) (relating to the Executive's resignation), the Company shall have no other obligation to make payments under the Agreement for periods after the Executive's Date of Termination.

(c) Death or Incapacity. If the Executive's Date of Termination occurs during the Agreement Term under circumstances described in paragraph 3(a) (relating to Executive's death), or paragraph 3(b) (relating to Executive's being Permanently Incapacitated), then, in addition to the amounts payable in accordance with paragraph 4(a):

         (i) The Executive shall be eligible to receive payment of a bonus under paragraph 2(b) in accordance with such paragraph. To the extent that such amount is payable in accordance with paragraph 2(b)(i) or 2(b)(ii), such payment shall be in the amounts and at the times set forth in those paragraphs. To the extent that such bonus is payable under paragraph 2(b) other than in accordance with paragraph 2(b)(i) or 2(b)(ii), any such bonus shall be subject to a pro-rata reduction for the portion of the performance period (January 1, 2002 through June 30, 2002) following the Date of Termination.

         (ii) The Executive shall be eligible to receive payment of the bonus under paragraph 2(c) for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan and, if the Date of Termination occurs prior to June 30, 2002, the Executive shall be entitled to receive payment of the bonus under paragraph 2(c), subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.

(d)      Termination without Cause and Constructive Discharge.  If:

         (I) the Executive's Date of Termination occurs at any time during the Agreement Term (whether before, on or after December 31, 2003) under circumstances described in paragraph 3(d) (relating to Constructive Discharge) or paragraph 3(f) (relating to termination by the Company without Cause), or if;

         (II) the Agreement Term is not extended by reason of the Company providing notice to the Executive of non-renewal in accordance with paragraph 1(g), at any time (whether before or after 31 December 2003) and provided that the Executive is still employed by the Company as of December 31, in the year in which the Company provides notice to the Executive of non-renewal in accordance with paragraph 1(g);

         then, in addition to the amounts payable in accordance with paragraph 4(a):

         (i) The Executive shall receive from the Company for the period (the "Severance Period") continuing through the first anniversary of the Date of Termination, the Salary amount described in paragraph 2(a), as in effect on his Date of Termination, in monthly or more frequent installments as is required under that paragraph. The Severance Period, and the Company's obligation to make payments under this paragraph (i) shall cease with respect to periods after the earlier to occur of the date of the Executive's death, or a date, if any, of a breach by the Executive of the provisions of paragraph 7, paragraph 8, or paragraph 9. If the Executive dies or becomes totally disabled during the Severance Period, the Executive or his estate, as the case may be, will be entitled to the severance benefits provided for in this Agreement.

         (ii) The Executive shall be eligible to receive payment of a bonus under paragraph 2(b) in accordance with such paragraph. To the extent that such amount is payable in accordance with paragraph 2(b)(i) or 2(b)(ii), such payment shall be in the amounts and at the times set forth in those paragraphs. To the extent that such bonus is payable under paragraph 2(b) other than in accordance with paragraph 2(b)(i) or 2(b)(ii), any such bonus shall be subject to a pro-rata reduction for the portion of the performance period (January 1, 2002 through June 30, 2002) following the Date of Termination.

         (iii) The Executive shall be eligible to receive payment of the bonus under paragraph 2(c) for the performance period in which his Date of Termination occurs, based on actual performance for the entire period, and payable at the same time as it is payable for other participants in the bonus plan and, if the Date of Termination occurs prior to June 30, 2002, subject to a pro-rata reduction for the portion of the performance period following the Date of Termination.

         (iv) The exercise restrictions with respect to stock options granted to the Executive by the Company shall lapse, and the options shall become vested and exercisable as of the Date of Termination. The portion of any stock option granted to the Executive that is exercisable immediately prior to the Date of Termination, as well as the portion of any stock option that becomes exercisable by reason of this paragraph
         (iv), shall remain exercisable for 90 days after the Date of Termination, but in no event later than the date fixed for expiration of the option (determined without regard to Executive's termination of employment).

         In no event, however, shall the Executive be entitled to receive any amounts, rights, or benefits under paragraph (d)(i) or (d)(iv) above unless he executes a release of claims against the Company in a form prepared by the Company.

(e) Other Severance. Except as may be otherwise specifically provided in an amendment of this paragraph (e) adopted in accordance with paragraph 14, the Executive's rights under this paragraph 4 shall be in lieu of any benefits that may be otherwise payable to or on behalf of the Executive pursuant to the terms of any severance pay arrangement of the Company or any Affiliate or any other, similar arrangement of the Company or any Affiliate providing benefits upon involuntary termination of employment.

         5. Duties on Termination. Subject to the terms and conditions of this Agreement, during the period beginning on the date of delivery of a Notice of Termination, and ending on the Date of Termination, the Executive shall continue to perform his duties as set forth in this Agreement, and shall also perform such services for the Company as are necessary and appropriate for a smooth transition to the Executive's successor, if any. Notwithstanding the foregoing provisions of this paragraph 5, the Company may suspend the Executive from performing his duties under this Agreement following the delivery of a Notice of Termination providing for the Executive's resignation, or delivery by the Company of a Notice of Termination providing for the Executive's termination of employment for any reason; provided, however, that during the period of suspension (which shall end on the Date of Termination), the Executive shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension and the Executive shall continue to be bound by his obligations under this Agreement and his duty of fidelity to the Company. Following the Date of Termination, the Executive agrees to return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing any confidential information or trade secrets relating to the Company or the Affiliates. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this paragraph 5 and that he will comply with paragraphs 7, paragraph 8, and paragraph 9.

         6. Mitigation, Alienation, and Set-Off. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Company shall be entitled to set off against amounts payable to the Executive any amounts owed to the Company by the Executive (and the Executive agrees to such set off for the purposes of the Employment Rights Act 1996), but the Company shall not be entitled to set off against the amounts payable to the Executive under this Agreement any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment. Except as otherwise provided in this paragraph, the interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary. However, to the extent that rights or benefits under this Agreement otherwise survive the Executive's death, the Executive's heirs and estate shall succeed to such rights and benefits pursuant to the Executive's will or the laws of descent and distribution; provided that the Executive shall have the right at any time and from time to time, by notice delivered to the Company, to designate or to change the beneficiary or beneficiaries with respect to such benefits.

         7. Confidential Information. The Executive agrees that, during the Agreement Term, and at all times thereafter:

(a) Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its Affiliates, or except to the extent that the Executive has express authorization from the Company, the Executive agrees to keep secret and confidential indefinitely, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way. The Executive shall, during the continuance of the Executive's employment, use the Executive's best endeavors to prevent the unauthorized publication or misuse of any Confidential Information.

(b) To the extent that any court or agency seeks to have the Executive disclose Confidential Information, he shall promptly inform the Company, and he shall take reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that the Executive obtains information on behalf of the Company or any of the Affiliates that may be subject to attorney-client privilege as to the Company's attorneys, the Executive shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(c) Nothing in the foregoing provisions of this paragraph 7 shall be construed so as to prevent the Executive from using, in connection with his employment for himself or an employer other than the Company or any of the Affiliates, knowledge which was acquired by him during the course of his employment with the Company and the Affiliates, and which is generally known to persons of his experience in other companies in the same industry.

(d) For purposes of this Agreement, the term "Confidential Information" shall include all non-public information (including, without limitation, information regarding litigation and pending litigation) concerning the Company and the Affiliates which was acquired by or disclosed to the Executive during the course of his employment with the Company, or during the course of his consultation with the Company prior to the commencement of his employment and following his Date of Termination (regardless of whether consultation is pursuant to paragraph 12). For purposes of this Agreement, the term "Confidential Information" shall also include all non-public information concerning any other company that was shared with the Company or an Affiliate subject to an agreement to maintain the confidentiality of such information.

(e) Nothing in this paragraph 7 shall preclude the Executive from making a protected disclosure in accordance with the Employment Rights Act 1996. This paragraph 7 shall not be construed to unreasonably restrict the Executive's ability to disclose confidential information in an arbitration proceeding or a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and the Executive as to whether information may be disclosed in accordance with this paragraph
         (e), the matter shall be submitted to the court for decision.

         8. Non-Disparagement. The Executive agrees that, while he is employed by the Company, and for 12 months after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Company, the Affiliates, or the officers or directors of the Company or the Affiliates that are reasonably likely to cause material damage to the Company, the Affiliates, or the officers or directors of the Company or the Affiliates. While the Executive is employed by the Company, and for 12 months after his Date of Termination, the

Company agrees, on behalf of itself and the Affiliates, that neither the officers nor the directors of the Company or the Affiliates shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive.

         9. Noncompetition. The Company considers and the Executive acknowledges that the following restraints, on which the Executive has had the opportunity to take independent legal advice, are necessary for the reasonable protection by the Company of its business or the business of the Affiliates, the clients thereof or their respective affairs.

(a) The Executive shall not while he is employed by the Company or during the 6 month period after the Date of Termination, except in the event of a wrongful termination by the Company, be employed by, serve as a consultant to, or otherwise in any capacity assist or directly or indirectly provide services to a Competitor (defined below) if the trade secrets, confidential information, or proprietary information (including, without limitation, confidential or proprietary methods) of the Company and the Affiliates to which the Executive had access during his employment hereunder could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such secrets or information.

(b) The Executive shall not while he is employed by the Company or during the 12 month period after the Date of Termination, except in the event of a wrongful termination by the Company, solicit or attempt to solicit any person, company, firm or business who during the 12-month period prior to such solicitation or attempt by the Executive was a customer or supplier of the Company or Affiliate and with whom the Executive had business dealings during such 12 month period, provided that the restriction in this paragraph (b) shall not apply to any activity on behalf of a business that is not a Competitor.

(c) The Executive shall not while he is employed by the Company or during the 12 month period after the date of the termination of his employment, except in the event of a wrongful termination by the Company, solicit, entice, persuade or induce any individual who is employed by the Company or the Affiliates (or was so employed within 90 days prior to the Executive's action) and with whom the Executive had business dealings during the 12 month period prior to the Executive's action to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Affiliates, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(d) The Executive shall not directly or indirectly own an equity interest in any Competitor (other than ownership of 1% or less of the outstanding stock of any corporation listed on a national stock exchange).

The term "Competitor" means any enterprise (including a company, person, firm or business, whether or not incorporated) during any period in which a material portion of its business is (and during any period in which it intends to enter into business activities that would be) materially competitive in any way with any business in which the Company or any of the Affiliates was engaged and with which the Executive was involved during the 12-month period prior to the Executive's Date of Termination (including, without limitation, any business if the Company devoted material resources to entering into such business during such 12-month period). Nothing in this paragraph 9 or in paragraph 7 or paragraph 8 shall be construed as limiting the Executive's duty of loyalty to the Company, or any other duty he may otherwise have to the Company, while he is employed by the Company.

         10. Intellectual Property. In this paragraph 10 the term "Intellectual Property" means all intellectual and industrial property and all rights therein including, without limiting the generality of the foregoing, all inventions (whether patentable or not, and whether or not patent protection has been applied for or granted), improvements, developments, discoveries, proprietary information, trade marks, trade mark applications, trade names, websites, Internet domain names, logos, art work, slogans, know-how, technical information, trade secrets, processes, designs (whether or not registrable and whether or not design rights subsist in them); utility models, works in which copyright may subsist (including computer software and preparatory and design materials therefor), topography rights and all works protected by the rights or forms of protection of a similar nature or having equivalent effect anywhere in the world. Subject to the provisions of the Patents Act 1977, the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988, if at any time in the course of, or in connection with, his employment under this Agreement the Executive makes or discovered or participates in the making or discovery of any Intellectual Property directly or indirectly relating to or capable of being used in the business carried on by the Company or by any Affiliate, full details of the Intellectual Property shall immediately be disclosed in writing by him to the Company and the Intellectual Property shall be the absolute property of and vest in the Company. At the request and expense of the Company, the Executive shall give and supply all such information, data, drawings and assistance as may be necessary or in the opinion of the Company desirable to enable the Company to exploit the Intellectual Property to the best advantage (as decided by the Company), and shall execute all documents and do all things which may be necessary or in the opinion of the Company desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

         11. Statement of Particulars of Employment. This Agreement, including the provisions of schedule 1 hereto, shall constitute the written statement of particulars who provided pursuant to section 1 of the Employment Rights Act 1996.

         12. Assistance with Claims. The Executive agrees that, for the period beginning on the Employment Commencement Date, and continuing for a reasonable period after the Executive's Date of Termination, the Executive will assist the Company and the Affiliates in defense of any claims that may be made against the Company and the Affiliates, and will assist the Company and the Affiliates in the prosecution of any claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to services performed by the Executive for the Company and the Affiliates. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed against the Company or any Affiliate. The Company agrees to provide legal counsel to the Executive in connection with such assistance (to the extent legally permitted), and to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses. For periods after the Executive's employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance. The Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company or the Affiliates (or their actions) that may relate to services performed by the Executive for the Company or the Affiliates, regardless of whether a lawsuit has then been filed against the Company or the Affiliates with respect to such investigation.

         13. Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 7, paragraph 8, or paragraph 9, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of paragraph 7, paragraph 8, or paragraph 9. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

         14. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, English law. In relation to any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings"), each of the parties irrevocably submits to the exclusive jurisdiction of the English courts (and the Employment Tribunals).

         16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

         17. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

         18. Successors, Assumption of Contract. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, subject to the following:

(a) The Company may assign its rights and obligations under this Agreement to any Affiliate. The Company will require that any assignee (pursuant to the preceding sentence), and will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.

(b) After an assignee or a successor assumes this Agreement in accordance with this paragraph 18, only such assignee or successor shall be liable for amounts payable after such assumption, and no other companies shall have liability for amounts payable after such assumption.

(c) Notwithstanding the foregoing provisions of this paragraph 18, if an assignee or the successor is required to assume the obligations of this Agreement under paragraph 18(a), and fails to execute and deliver to the Executive a written acknowledgment of the assumption at that time or, if later, promptly following demand by the Executive for execution and deliver of such an acknowledgment, then the successor shall not be substituted as the Company, the Executive shall be entitled to payments and benefits as provided under paragraph 4(d), and if the Executive is then employed by the Company (or successor), the Executive's employment shall be deemed to have been terminated by the Company under circumstances described in paragraph 3(d), and the Executive shall not be required to perform services under this Agreement after such deemed termination.

(d) The Company's rights and obligations under this Agreement may not be assigned to an entity that is not an Affiliate without the Executive's consent.

         19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly received when delivered in person or on the second business day following deposit in the mail, sent by registered or certified mail or similar mailing method, return receipt requested, postage prepaid and addressed, in the case of the Company, to the following address:

         Omega (UK) Worldwide, Inc.
         145 Cannon Street
         London EC4N 5BP
         United Kingdom

or to the Executive:

         Ronald Sharp Elder
         Chestnuts
         8 Courtney Place
         Cobham
         Surrey KT11 2BE

provided, however, that in no event shall any such communication be deemed to be given later than the date it is actually received. All notices to the Company shall be directed to the attention of the Chairman of the Board, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

         20. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

         21. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof; provided, however, that nothing in this Agreement shall be construed to limit the Company's ability to establish and maintain policies (or require the employee to enter into an agreement) relating to confidentiality, rights to inventions, copyrightable material, business and/or technical information, trade secrets, solicitation of employees, interference with relationships with other businesses, competition, and other similar policies or agreement for the protection of the business and operations of the Company and the Affiliates.

         22. Acknowledgment by Executive. The Executive represents and warrants that (i) he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict to prohibit him from undertaking or performing his duties in accordance with this Agreement or that restricts his ability to be employed by the Company in accordance with this Agreement; (ii) his employment by the Company will not violate the terms of any policy of any prior employer of the Executive regarding competition; and (iii) his position with the Company, as described in this Agreement, will not require him to improperly use any trade secrets or confidential information of any prior employer, or any other person or entity for whom he has performed services.

         IN WITNESS THEREOF, the Executive has executed this Agreement as a deed, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Effective Date.

SIGNED AS A DEED           )
and DELIVERED by           )
the Executive              )
in the presence of:        )


Name:             Ronald Sharp Elder
Signature:        /s/ Ronald Sharp Elder
Address:          Chestnuts, 8 Courtney Place  Cobham Surrey  KT11 2BE
Occupation:       CEO



Signed for and on behalf of Omega Worldwide, Inc.

By:   /s/ James Eden
     ------------------------------

Its:    Chairman of the Board
     ------------------------------

                                   SCHEDULE 1

         1. The Executive's period of continuous employment with the Company commenced on 10 February 2002.

         2. The Executive shall work normal business hours which are Monday to Friday inclusive and such additional hours as may be necessary for the performance of his duties and powers under this Agreement. No overtime will be paid with respect to any hours worked by the Executive outside normal business hours.

         3. Each year the Company will contribute to a personal pension plan approved under Chapter IV Part XIV of the Income and Corporation Taxes Act 1988 or to a Stakeholder Pension nominated by the Executive an annual amount equal to the lesser of (a) 12% of the Executive's annual base salary under clause 2(a) above and (b) the amount which (together with the contributions (if any) paid by the Executive himself) equal the maximum amount which may be contributed to such a plan in that year (without prejudicing its tax approved status). If the amount in (b) is the amount to be contributed by the Company to such personal pension plan, the Company shall pay an additional annual amount equal to the difference between (a) and (b) directly to the Executive, which amount shall be subject to deductions in respect of tax and national insurance contributions. Any payments to be made under this paragraph shall be made monthly at the same time as base salary payments.

         4. There are no disciplinary rules applicable to the Executive. Any disciplinary matter shall be dealt with by the Board or a person nominated by the Board. If the Executive is dissatisfied with any disciplinary decision or has a grievance relating to his employment, he should notify the Board in writing.

         5. There are no collective agreements currently in force which affect directly or indirectly the terms and conditions of the Executive's employment.